Exhibit 99.6

For Financial Inquiries, Contact:
Lynne Farris
Sybase Investor Relations
lfarris@sybase.com
(925) 236-8797

For Press Inquiries, Contact:
Heather Peterson
Sybase Public Relations
heatherp@sybase.com
(925) 236-6517

SYBASE COMPLETES $460 MILLION PRIVATE PLACEMENT OF
1.75% CONVERTIBLE SUBORDINATED NOTES

Dublin, California, February 22, 2005 — Sybase, Inc. (NYSE: SY) announced today the completion of a private placement of $400 million aggregate principal amount of convertible subordinated notes due 2025 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). Initial purchasers also exercised the option to purchase an additional $60 million aggregate principal amount of notes, bringing the total issuance to $460 million. The notes will bear interest at a rate of 1.75% per year and be subordinated to all future senior debt of Sybase. Concurrent with the offering, the company used approximately $125 million of the net proceeds from the offering to purchase approximately 6.7 million shares of its common stock. The balance of the net proceeds will be used for working capital and general corporate purposes, which may include the acquisition of businesses, products, product rights or technologies, strategic investments or additional purchases of our common stock.

“The success of this offering bolsters Sybase’s capacity and flexibility for investments in a highly competitive, consolidating environment,” stated John Chen, chairman, CEO and president of Sybase, Inc. “Currently, we are a leader in the Unwired Enterprise, and it’s a position we intend to extend through investments in strategically relevant businesses or technology.

“If we execute to our operating assumptions, we expect the impact of this offering to add $0.03 to $0.04 to our EPS for the year. This transaction is expected to have no impact on first quarter 2005 EPS,” concluded Mr. Chen.

Conference Call and Webcast Information

     Sybase is hosting a conference call and Webcast, which is scheduled to begin at 1:30 p.m., Pacific Time/4:30 p.m. Eastern Time, on Tuesday, February 22, 2005. To access the live Webcast, please visit www.fulldisclosure.com at least 20 minutes prior to the call to download any necessary audio or plug-in software. A one-week conference call replay will be available. To access the replay, please dial (888) 203-1112 for domestic access and (719) 457-0820 for international callers; the access code for the telephone replay is #307348. Additionally, a Webcast replay will be available at Sybase’s Website at http://www.sybase.com/about_sybase/investorrelations from February 23, 2005 through March 8, 2005.

About Sybase, Inc.

     Celebrating 20 years of innovation, Sybase enables the Unwired Enterprise by delivering enterprise and mobile infrastructure, development and integration software solutions. Organizations can attain maximum value from their data assets by getting the right information to the right people at the right time and place. The world’s most critical data in commerce, finance, government, healthcare, and defense runs on Sybase. For more information, visit the Sybase Website: http://www.sybase.com.

Forward-Looking Statements

Certain statements in this release concerning Sybase, Inc. and its prospects and future growth are forward-looking and involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward-looking statements include, but are not limited to, the performance of the global economy and growth in software industry sales; possible disruptive effects of organizational or personnel changes; the success of certain business combinations engaged in by the company or by competitors; political unrest or acts of war; market acceptance of the company’s products and services; customer and industry analyst perception of the company and its technology vision and future prospects; and other factors described in Sybase, Inc.’s reports filed with the Securities Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q for the three months ended September 30, 2004.